Exhibit 4.1

AMENDMENT [NO. 2 TO PROMISSORY NOTE]

This AMENDMENT [NO. 2] TO PROMISSORY NOTE (this “Amendment”) is made and entered into as of March [__], 2025 by and between IMAC Holdings, Inc., a Delaware corporation (“Company”) and [BUYER], (together with its successors and assigns, “Holder”).

RECITALS

A. On [_____], Company issued to Holder that certain Promissory Note in the original principal amount of $[_____][, and amended by the Company and Holder on February 27, 2025 (as so amended,][(]the “Note”).

B. Company and Holder have agreed to [further] amend the Note as set forth herein.

NOW THEREFORE, in consideration of the premises, the agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Holder agree that the Note is hereby amended as follows:

1. Recitals. The foregoing recitals are true and correct and are hereby incorporated by reference for all purposes as if fully set forth herein. Capitalized terms not defined herein shall have the meanings ascribed to them in the Note.

2. Amendment. Section 7(a) of the Note is hereby deleted and replaced in its entirety by the language below:

“Rank. All payments due under this Note shall rank (i) pari passu with the promissory notes issued by the Company on February 14, 2025, February 27, 2025, March 6, 2025, March 13, 2025, March 19, 2025, and March 25, 2025 in the aggregate principal amount of $560,000 and any additional promissory notes of like tenor approved by the Company’s board of directors on March 18, 2025 in aggregate principal amounts of up to $649,500, (ii) junior to Permitted Indebtedness and (iii) senior to all other Indebtedness of the Company and its Subsidiaries.”

3. Continuing Effectiveness. Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Note shall remain in full force and effect.

4. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5. No Further Modification. No further modification, amendment, extension, discharge, termination or waiver of the Note shall be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.

6. Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the State of Delaware. If any provision hereof is not enforceable, the remaining provisions of this Amendment shall be enforced in accordance with their terms.

7. Construction. As used herein, the neuter gender shall include the masculine and the feminine genders and vice versa, and the singular the plural, vice versa, as the context demands.

8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above set forth.

COMPANY:

IMAC HOLDINGS, INC.

By:	Faith Zaslavsky
Title:	Chief Executive Officer

HOLDER:

[BUYER]

By:
Title:

[Signature page to Amendment to Promissory Note]

Schedule of Lenders

Name	Issuance Date	Purchase Price	Principal
Keystone Capital Partners, LLC	February 14, 2025	$40,000.00	$44,000.00
Ashton Capital Corporation	February 14, 2025	$40,000.00	$44,000.00
Jeffrey Busch	February 14, 2025	$20,000.00	$22,000.00
Keystone Capital Partners, LLC	February 27, 2025	$50,000.00	$70,000.00
Keystone Capital Partners, LLC	March 6, 2025	$53,750.00	$75,250.00
Seven Knots, LLC	March 6, 2025	$53,750.00	$75,250.00
Jeffrey Busch	March 13, 2025	$25,000.00	$27,500.00
Keystone Capital Partners, LLC	March 13, 2025	$36,250.00	$50,750.00
Seven Knots, LLC	March 13, 2025	$36,250.00	$50,750.00